EXHIBIT 10.2

SECOND AMENDMENT TO

REAL ESTATE PURCHASE AGREEMENT

FOR IMPROVED REAL ESTATE

THIS SECOND AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT FOR IMPROVED REAL ESTATE (this “Amendment”) is made and entered into effective as of this 22nd day of November, 2011, by and between CP SUMMIT RETAIL LLC, a Georgia limited liability company (the “Seller”), and TNP ACQUISITIONS, LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H   T H A T:

WHEREAS, Purchaser, Seller and First American Title Company (“Escrow Agent”) are parties to that certain Real Estate Purchase Agreement for Improved Real Estate made and entered into as of September 29, 2011, as amended by that certain First Amendment to Real Estate Purchase Agreement for Improved Real Estate made and entered into as of October 13, 2011 (as amended, the “Contract”), for the purchase and sale of real property commonly known as Summit Point located at 834 and 840 Glynn Street South, Fayetteville, Fayette County, Georgia (the “Property”), as more particularly described in the Contract;

WHEREAS, Purchaser and Seller desire to amend the Contract as set forth below;

NOW, THEREFORE, for and in consideration of the Property and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Purchaser and Seller hereby agree as follows:

1. Definitions. All terms used in this Amendment with an initial capital letter which are not otherwise defined herein shall have the meanings given to such terms in the Contract.

2. Purchase Price. Notwithstanding anything to the contrary set forth in the Contract, Purchaser and Seller hereby agree that the Purchase Price shall be Sixteen Million Seven Hundred Fifty Thousand and No/100 Dollars ($16,750,000.00).

3. Closing. Notwithstanding anything to the contrary set forth in the Contract, Purchaser and Seller hereby agree that (i) the Closing shall take place on or before December 12, 2011 upon at least five (5) days’ prior written notice from Purchaser to Seller, (ii) in the event no such notice is given, the Closing shall be held on December 12, 2011, and (iii) in the event the date of Closing falls on a Saturday, Sunday or holiday, the date of Closing shall be extended until the next business day.

4. Waiver of Inspection. Purchaser and Seller hereby acknowledge and agree that (i) the Inspection Period has expired, and (ii) Purchaser has waived and hereby waives its right to terminate the Contract pursuant to Section 4.1 of the Contract.

5. Preferred Equity; Property Management. As additional consideration for this transaction, Purchaser agrees to admit Seller as a “Preferred Member” of the entity which purchases the Property with a deemed capital account of One Million Five Hundred Thousand and No/00 Dollars ($1,500,000.00) (the “Preferred Equity”). The Preferred Equity shall earn a preferred return of eight percent (8%) simple interest per annum for a period of 45 days following Closing, and shall be fully redeemed on or prior to such 45th day (the “Redemption Deadline”). In the event that the Preferred Equity is not redeemed on or prior to the Redemption Deadline, the preferred return on the Preferred Equity shall increase to eighteen percent (18%) per annum. The Preferred Equity obligations set forth in this Section shall be guaranteed by TNP Strategic Retail Trust, Inc., a Maryland corporation. At Closing, Purchaser agrees to cause its property manager to enter into a mutually acceptable sub-management agreement (the “Sub-Management Agreement”) with Seller, or an affiliate of Seller, as sub-property manager. The Sub-Management Agreement shall authorize the manager to collect rental and pay expenses associated with the operation of the Property including management fees. It shall also provide the manager shall, at Closing, be paid a management fee of $13,500 for the initial 45 day term of the Sub-Management Agreement. In the event that the Preferred Equity is redeemed prior to the expiration of the 45-day term, Seller shall reimburse purchaser for a pro-rata portion of such management fee on the basis of the number of days the sub-property manager actually managed the Property. If the term of the Sub-Management Agreement is extended beyond the Redemption Deadline, the manager shall be paid a monthly management equal to five percent (5%) of gross revenues, plus a monthly administrative fee of $2,500.00. The term of the Sub-Management Agreement shall expire on the later to occur of (i) the Redemption Deadline; or (ii) the date on which all Preferred Equity is redeemed if such redemption occurs beyond the Redemption Deadline set forth above. Except as set forth in the preceding sentence, the Sub-Management Agreement may only be terminated by Purchaser in the event of the gross negligence or willful misconduct of Seller (or affiliate of Seller) as manager under the terms of the Sub-Management Agreement. Notwithstanding anything to the contrary, if the Preferred Equity is redeemed prior to the Redemption Deadline (the “Early Redemption Date”), the Sub-Management Agreement shall terminate and be of no further effect as of such Early Redemption Date.

Purchaser and Seller’s obligations to close under this Agreement shall be subject to and conditioned upon their approval, on or before the date of Closing, of the Sub-Management Agreement, the operating agreement of the Purchaser which includes the Preferred Equity, the guaranty of the redemption obligation described above, and other related documents. Purchaser and Seller each agree to use their diligent good faith efforts to promptly negotiate and agree upon the forms of such documents.

6. Waiver of Title Objections. Purchaser hereby agrees to waive the following title objections made on behalf of Purchaser in that certain letter to Seller from D. Zachary Grabill dated October 19, 2011: (i) the reference to item 12 in objection 8-this item is not a Georgia Power Easement; (ii) the confirmation required from Publix in the last sentence of objection 9; (iii) the objection made in the last sentence of objection11; and (iv) the objection made in objection 12. In addition, Purchaser agrees that Seller shall not be required to provide a “General Warranty Deed” as contemplated by in item 5 of Schedule B, Section One of the Title Commitment. Furthermore, Purchaser agrees that, in connection with any title objection made with respect to which Purchaser specified that “No action is required by Seller,” the resolution of such objection shall not be a condition to Purchaser’s obligation to close unless Seller has taken an affirmative act which precludes Purchaser from satisfying such objection.

7. Purchaser Acknowledgment and Agreement. Purchaser hereby acknowledges and agrees that (i) Seller has informed Purchaser that the tenant at the Property known as Cheers has ceased its operations at the Property and is in default under its lease with Seller and Purchaser has elected to proceed with the acquisition of the Property as provided in Contract, (ii) Seller may pursue remedies under the lease with Cheers arising out of such tenant’s default(s) under the lease, and (iii) Seller has not made and does not make any representation or warranty in favor of Purchaser under the Contract or otherwise that El Ranchero is or will become a tenant of the Property prior to, at or following Closing.

8. Seller Legal Fees. Purchaser agrees that, at Closing, it shall reimburse Seller for up to $15,000.00 of legal fee expenses incurred by Seller in connection with the negotiation of this Second Amendment and the structuring and implementation of the Preferred Equity arrangement described in paragraph 5 above.

9. Ratification. Except as expressly modified hereby, the Contract shall remain unamended and in full force and effect and is hereby ratified and confirmed by the parties hereto. Further, notwithstanding the terms of the letter dated October 19, 2011 from Purchaser to Seller, this Amendment hereby reinstates the Contract and the parties further ratify and affirm the Contract as amended hereby and acknowledge that the Contract is in full force and effect.

10. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

11. Facsimile or E-Mail. The faxed or e-mailed signature of any party shall be binding upon such party.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.

PURCHASER:

TNP ACQUISITIONS, LLC, a Delaware limited liability company

By:	/s/ James Wolford

Name:	James Wolford

Title:	CFO

SELLER:

CP SUMMIT RETAIL LLC, a Georgia limited liability company

By:	/s/ Richard A. Dippolito
Richard A. Dippolito, Member

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